UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

HILTON WORLDWIDE HOLDINGS INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

43300A 203

(CUSIP Number)

December 31, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 43300A 203	Page 2 of 43 Pages

1.	Name of Reporting Persons: HLT Holdco III LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,177,198
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 15,177,198
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,177,198
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.7%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 3 of 43 Pages

1.	Name of Reporting Persons: HLT Holdco II LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,177,198
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 15,177,198
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,177,198
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.7%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 4 of 43 Pages

1.	Name of Reporting Persons: HLT BREP VI.TE.2 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,499,970
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,499,970
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,499,970
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 5 of 43 Pages

1.	Name of Reporting Persons: HLT BREP VI.TE.2 Holdings Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,499,970
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,499,970
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,499,970
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 6 of 43 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VI.TE.2 L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,499,970
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,499,970
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,499,970
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 7 of 43 Pages

1.	Name of Reporting Persons: HLT BREH VI Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 52,837
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 52,837
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 52,837
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 8 of 43 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Holdings VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,109
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 9 of 43 Pages

1.	Name of Reporting Persons: BREP VI Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,109
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 10 of 43 Pages

1.	Name of Reporting Persons: HLT BREH Intl II Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,904
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,904
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,904
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 11 of 43 Pages

1.	Name of Reporting Persons: HLT BREH Intl II Holdings Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,904
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,904
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,904
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 12 of 43 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Holdings International II-Q L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,904
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,904
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,904
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 13 of 43 Pages

1.	Name of Reporting Persons: BREP International II-Q GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,904
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,904
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,904
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 14 of 43 Pages

1.	Name of Reporting Persons: BREP International II-Q GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,904
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,904
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,904
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 15 of 43 Pages

1.	Name of Reporting Persons: HLT Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,177,198
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 15,177,198
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,177,198
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.7%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 16 of 43 Pages

1.	Name of Reporting Persons: HLT A23 BREH VI Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,109
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 17 of 43 Pages

1.	Name of Reporting Persons: HLT BREH VI-A Holdings Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,109
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 18 of 43 Pages

1.	Name of Reporting Persons: HLT A23 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 522,485
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 522,485
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 522,485
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 19 of 43 Pages

1.	Name of Reporting Persons: BH Hotels Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,752,520
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 15,752,520
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,752,520
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.9%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 20 of 43 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 15,752,520
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 15,752,520
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,752,520
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.9%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 21 of 43 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 15,752,520
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 15,752,520
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,752,520
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.9%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 22 of 43 Pages

1.	Name of Reporting Persons: Blackstone Management Associates V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 15,752,520
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 15,752,520
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,752,520
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.9%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 23 of 43 Pages

1.	Name of Reporting Persons: BMA V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 15,752,520
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 15,752,520
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,752,520
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.9%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 24 of 43 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Associates VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,499,970
	6.	Shared Voting Power: 15,752,520
	7.	Sole Dispositive Power: 1,499,970
	8.	Shared Dispositive Power: 15,752,520
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,252,490
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 5.4%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 25 of 43 Pages

1.	Name of Reporting Persons: BREA VI L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,499,970
	6.	Shared Voting Power: 15,752,520
	7.	Sole Dispositive Power: 1,499,970
	8.	Shared Dispositive Power: 15,752,520
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,252,490
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 5.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 26 of 43 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,391,494
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,391,494
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,391,494
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 5.4%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 27 of 43 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,391,494
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,391,494
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,391,494
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 5.4%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 28 of 43 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,391,494
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,391,494
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,391,494
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 5.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 29 of 43 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,391,494
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,391,494
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,391,494
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 5.4%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 43300A 203	Page 30 of 43 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,391,494
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,391,494
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,391,494
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 5.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 43300A 203	Page 31 of 43 Pages

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,544,796
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,544,796
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,544,796
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 5.5%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Hilton Worldwide Holdings Inc. (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

7930 Jones Branch Drive, Suite 1100,

McLean, Virginia, 22102

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	HLT Holdco III LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	HLT Holdco II LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	HLT BREP VI.TE.2 Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	HLT BREP VI.TE.2 Holdings Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Real Estate Partners VI.TE.2 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	HLT BREH VI Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Real Estate Holdings VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	BREP VI Side-by-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	HLT BREH Intl II Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	HLT BREH Intl II Holdings Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Real Estate Holdings International II-Q L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	BREP International II-Q GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	BREP International II-Q GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	HLT Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	HLT A23 Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	HLT A23 BREH VI Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	HLT BREH VI-A Holdings Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	BH Hotels Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	Blackstone Real Estate Partners VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xx)	Blackstone Capital Partners V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxi)	Blackstone Management Associates V L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	BMA V L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiii)	Blackstone Real Estate Associates VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiv)	BREA VI L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxv)	Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xxvi)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvii)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxviii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxix)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxx)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

HLT Holdco III LLC directly holds 15,177,198 shares of Common Stock (as defined below), HLT BREP VI.TE.2 Holdco LLC directly holds 1,499,970 shares of Common Stock, HLT BREH VI Holdco LLC directly holds 52,837 shares of Common Stock, HLT BREH Intl II Holdco LLC directly holds 8,904 shares of Common Stock, HLT A23 Holdco LLC directly holds 522,485 shares of Common Stock, and HLT A23 BREH VI Holdco LLC directly holds 3,109 shares of Common Stock, Blackstone Holdings III L.P. directly holds 126,991 shares of Common Stock (together, the “Blackstone Entities”), and Stephen A. Schwarzman directly holds 138,598 shares of Common Stock. Additionally, Mr. Schwarzman may be deemed to beneficially own 14,704 shares of Common Stock held directly by a foundation over which Mr. Schwarzman may be deemed to have investment and voting power.

The sole member of HLT Holdco III LLC is HLT Holdco II LLC. The sole member of HLT Holdco II LLC is HLT Holdco LLC. The sole member of HLT Holdco LLC, HLT BREH VI Holdco LLC and HLT A23 Holdco LLC is BH Hotels Holdco LLC (“BH Hotels”).

The managing members of BH Hotels are Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. The general partner of Blackstone Capital Partners V L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C is BMA V L.L.C. The general partner of Blackstone Real Estate Partners VI L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of each of BREA VI L.L.C. and BMA V L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREP VI.TE.2 Holdco LLC is HLT BREP VI.TE.2 Holdings Holdco LLC. The sole member of HLT BREP VI.TE.2 Holdings Holdco LLC is Blackstone Real Estate Partners VI.TE.2 L.P. The general partner of Blackstone Real Estate Partners VI.TE.2 L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREH Intl II Holdco LLC is HLT BREH Intl II Holdings Holdco LLC. The controlling member of HLT BREH Intl II Holdings Holdco LLC is Blackstone Real Estate Holdings International II-Q L.P. The general partner of Blackstone Real Estate Holdings International II-Q L.P. is BREP International II-Q GP L.P. The general partner of BREP International II-Q GP L.P. is BREP International II-Q GP L.L.C. The sole member of BREP International II-Q GP L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT A23 BREH VI Holdco LLC is HLT BREH VI-A Holdings Holdco LLC. The sole member of HLT BREH VI-A Holdings Holdco LLC is Blackstone Real Estate Holdings VI L.P. The general partner of Blackstone Real Estate Holdings VI L.P. is BREP VI Side-by-Side GP L.L.C. The sole member of BREP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by the Blackstone Entities directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Entities to the extent they directly hold shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

43300A 203

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 319,951,424 shares of Common Stock outstanding as of October 19, 2017, as reported in the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on October 26, 2017. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page. HLT Holdco III LLC directly holds 15,177,198 shares of Common Stock, HLT BREP VI.TE.2 Holdco LLC directly holds 1,499,970 shares of Common Stock, HLT BREH VI Holdco LLC directly holds 52,837 shares of Common Stock, HLT BREH Intl II Holdco LLC directly holds 8,904 shares of Common Stock, HLT A23 Holdco LLC directly holds 522,485 shares of Common Stock, and HLT A23 BREH VI Holdco LLC directly holds 3,109 shares of Common Stock, Blackstone Holdings III L.P. directly holds 126,991 shares of Common Stock, and Stephen A. Schwarzman directly holds 138,598 shares of Common Stock. Additionally, Mr. Schwarzman may be deemed to beneficially own 14,704 shares of Common Stock held directly by a foundation over which Mr. Schwarzman may be deemed to have investment and voting power.

(b) Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018

HLT HOLDCO III L.L.C.

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT HOLDCO II L.L.C.

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT HOLDCO L.L.C.

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT BREH VI HOLDCO LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT A23 HOLDCO LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

BH HOTELS HOLDCO LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT BREP VI.TE.2 HOLDCO LLC
By:	HLT BREP VI.TE.2 Holdings Holdco LLC, its sole member
By:	Blackstone Real Estate Partners VI.TE.2 L.P., its sole member
By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

HLT BREP VI.TE.2 HOLDINGS HOLDCO LLC
By:	Blackstone Real Estate Partners VI.TE.2 L.P., its sole member
By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 L.P.
By:	Blackstone Real Estate Associates VI L.P., its general partner,
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

BLACKSTONE REAL ESTATE PARTNERS VI L.P.
By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREA VI L.L.C.

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE CAPITAL PARTNERS V L.P.
By:	Blackstone Management Associates V L.L.C., its general partner
By:	BMA V, L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES V L.L.C.
By:	BMA V, L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BMA V L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

HLT A23 BREH VI HOLDCO LLC
By:	HLT BREH VI-A Holdings Holdco LLC, its sole member
By:	Blackstone Real Estate Holdings VI L.P., its sole member
By:	BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

HLT BREH VI-A HOLDINGS HOLDCO LLC
By:	Blackstone Real Estate Holdings VI L.P., its sole member
By:	BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI L.P.
By:	BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREP VI SIDE-BY-SIDE GP L.L.C.

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

HLT BREH INTL II HOLDCO LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

HLT BREH INTL II HOLDINGS HOLDCO LLC
By:	Blackstone Real Estate Holdings International
II-Q L.P., its controlling member
By:	BREP International II-Q GP L.P., its general partner
By:	BREP International II-Q GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS INTERNATIONAL II-Q L.P.
By:	BREP International II-Q GP L.P., its general partner
By:	BREP International II-Q GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREP INTERNATIONAL II-Q GP L.P.
By:	BREP International II-Q GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREP INTERNATIONAL II-Q GP L.L.C.

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE HOLDINGS III L.P.
By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]

BLACKSTONE HOLDINGS III GP L.P.
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]